Exhibit 5

JOINDER AGREEMENT

Reference is made to (i) that certain Note and Warrant Purchase Agreement (the “Purchase Agreement”), dated as of September 16, 2009, among Eastman Kodak Company, a New Jersey corporation (the “Company”), KKR Jet Stream (Cayman) Limited, a Cayman Islands exempted limited company (the “Original Investor”), and solely for the purpose of Sections 6.5, 6.6, 8, 9 and 12, Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and (ii) that certain Assignment and Assumption Agreement (the “Assignment Agreement”), dated as of September 29, 2009, among the Original Investor, 8 North America Investor (Cayman) Limited, a Cayman Islands exempted limited company (“8NAI”), OPERF Co-Investment LLC, a Delaware limited liability company (“OPERF”), and KKR Jet Stream LLC, a Delaware limited liability company (“Jet Stream” and, together with 8NAI and OPERF, the “New Investors”).  The Original Investor, New Investors and the Company are entering into this Joinder Agreement (this “Joinder Agreement”) as of September 29, 2009.  Capitalized terms used in this Joinder Agreement and not otherwise defined in this Agreement shall have the meanings assigned to them in the Purchase Agreement.

1.             Pursuant and subject to Section 12.5 of the Purchase Agreement and the Assignment Agreement, the Original Investor assigned to the New Investors, severally and not jointly, the right and obligation to purchase the amount of Securities set forth opposite each New Investor’s name on Schedule 1 attached to this Joinder Agreement, and each such New Investor assumed and accepted such assignment, and acknowledged that, after giving effect to such assignment, the Original Investor retained the obligation to purchase the Securities assigned to the New Investors pursuant to the Assignment Agreement at the Closing until the Closing has occurred and each of the New Investors has funded its obligations to purchase such Securities.

2.             Pursuant to Section 12.5 of the Purchase Agreement and the Assignment Agreement, each New Investor agrees that it is an Investor for all purposes under the Purchase Agreement in respect of the Securities to be purchased by such Investor and shall have all of the rights and obligations of such an Investor thereunder as if such New Investor had executed the Purchase Agreement as of the date of the Purchase Agreement.

3.             This Joinder Agreement shall be irrevocable; provided, that this Joinder Agreement shall automatically terminate and be of no further force and effect at such time as the Purchase Agreement shall terminate in accordance with the terms thereof.

4.             Original Investor and each New Investor represents and warrants that each New Investor is a Permitted Assignee as defined in the Purchase Agreement.

5.             This Joinder Agreement shall be governed in all respects by the laws of the State of New York without regard to choice of laws or conflicts of laws provisions thereof that would require the application of the laws of any other jurisdiction.

6.             This Joinder Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile or in electronic format (i.e., “PDF”), each of which may be executed by less than all parties, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed as of the date first written above.

KKR JET STREAM (CAYMAN) LIMITED

By:		/s/ William J. Janetschek
Name: William J. Janetschek
Title: Director

8 NORTH AMERICA INVESTOR (CAYMAN) LIMITED

By:		/s/ William J. Janetschek
Name: William J. Janetschek
Title: Director

OPERF CO-INVESTMENT LLC

By:		KKR Associates 2006 L.P.,
its general partner

	By:	KKR 2006 GP LLC,
its general partner

	By:	/s/ William J. Janetschek
Name: William J. Janetschek
Title: Director

KKR JET STREAM LLC

By:		/s/ William J. Janetschek
Name: William J. Janetschek
Title:

[Joinder Agreement]

EASTMAN KODAK COMPANY

By:	/s/ Jeremy R. Salesin
Name: Jeremy R. Salesin
Title: Vice President

[Joinder Agreement]